Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kirsten@lhai-sf.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2006
FOURTH QUARTER AND YEAR-END RESULTS

Salt Lake City, Utah, July 13, 2006: Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.), (NYSE: WNI), today announced results for the fiscal 2006 fourth quarter and year ended May 31, 2006.

Schiff Nutrition’s net sales were $45.3 million for the three months ended May 31, 2006, compared to $39.9 million for the same period in fiscal 2005. For the fiscal 2006 fourth quarter, Schiff Nutrition reported net income of $6.2 million, or $0.23 per diluted share. This compares to a net loss of ($1.8) million, or ($0.07) per share, which included an after-tax loss from discontinued operations of ($5.7) million for the same period a year ago.

For fiscal 2006, Schiff Nutrition’s net sales were $178.4 million, compared to fiscal 2005 net sales of $173.1 million. For fiscal 2006, Schiff Nutrition reported net income of $15.8 million, or $0.59 per diluted share, compared to net income of $6.6 million, or $0.25 per diluted share, for fiscal 2005. Fiscal 2006 financial results were favorably impacted from reimbursement of approximately $2.7 million in import related costs, recognition of $1.6 million in foreign currency gain related to liquidation of certain foreign entities subsequent to the Weider and Haleko business divestitures, and an approximate overall 13 percent effective tax rate. Net income for fiscal 2006 and 2005 included after-tax losses from discontinued operations of approximately ($127,000) and ($5.5) million, respectively.

Bruce Wood, President and Chief Executive Officer, stated, “Our fourth quarter performance was encouraging. The 13.3 percent net sales increase was driven by a 19.7 percent increase in our branded sales which, coupled with a meaningful improvement in our gross margin, contributed to the significant increase in operating earnings.”

Wood continued, “We were pleased with the continued marketplace acceptance of our new Move Free® Advanced Formula, which responded positively to the significant increase in marketing support during the quarter. We plan to continue the higher level of marketing support behind Move Free Advanced in fiscal 2007, in recognition of the overall increased level of competitive activity we are observing in the joint care category. We remain confident our strategic focus on profitable branded growth will benefit fiscal 2007 and beyond.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, July 13 at 11 a.m. ET. The U.S. domestic access number is 866-831-6272. International participants should dial 617-213-8859. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 77099813. The telephone replay will be available through July 17, 2006.

About Schiff Nutrition

Schiff Nutrition International, Inc. (formerly Weider Nutrition International, Inc.) develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the inability to successfully launch Move Free Advanced, the level of customer and consumer acceptance of Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States), the mix between branded and private label products and our ability to grow branded sales, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action in the United States and internationally, the inability or increased cost to obtain product liability and general insurance, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended May 31,		Year Ended May 31,
	2006	2005	2006	2005
	(unaudited)

Net sales	$45,258	$39,947	$178,372	$173,095
Cost of goods sold	27,040	27,246	119,303	113,351

Gross profit	18,218	12,701	59,069	59,744
Operating expenses:
Selling and marketing	8,354	6,657	28,957	27,750
Other operating expenses, net	4,237	4,734	15,071	17,231
Total operating expenses	12,591	11,391	44,028	44,981

Income from operations	5,627	1,310	15,041	14,763
Other income, net	562	193	3,318	44
Income from continuing operations before income taxes	6,189	1,503	18,359	14,807
Income tax expense (benefit)	9	(2,370)	2,393	2,751

Income from continuing operations	6,180	3,873	15,966	12,056
Loss from discontinued operations, net of tax	—	(5,675)	(127)	(5,487)

Net income (loss)	$6,180	$(1,802)	$15,839	$6,569

Weighted average common shares outstanding - diluted(1)	27,317	26,036	26,999	26,418

Net income (loss) per share - diluted:
Income from continuing operations	$0.23	$0.15	$0.59	$0.46
Loss from discontinued operations	—	(0.22)	—	(0.21)

Net income (loss)	$0.23	$(0.07)	$0.59	$0.25

(1) Except for the three months ended May 31, 2005, which was anti-dilutive.

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	May 31,
	2006	2005

Cash and cash equivalents	$24,899	$11,358
Available-for-sale securities	40,120	24,212
Receivables, net	20,431	29,300
Inventories	23,515	32,419
Other current assets	4,863	7,154

Total current assets	113,828	104,443

Property and equipment, net	13,287	16,714

Other assets, net	4,500	7,109

Total assets	$131,615	$128,266

Short-term debt	$—	$3,020
Other current liabilities	23,312	35,411

Total current liabilities	23,312	38,431

Deferred taxes	796	—

Stockholders’ equity	107,507	89,835

Total liabilities & stockholders’ equity	$131,615	$128,266

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